UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 27, 2011

SUSPECT DETECTION SYSTEMS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-141211	98-0511645
(Commission File Number)	(IRS Employer Identification No.)

150 West 56th Street, Suite 4005,  New York, NY 10019
 (Address of Principal Executive Offices, Zip Code)

212 - 977-4126
(Registrant's Telephone Number, Including Area Code)

Not applicable
-----------------------------------------------------------------------
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5-Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2011, Suspect Detection Systems Inc. (the “Company”) entered into an indemnification agreement with Shabtai Shoval and with Yoav Krill and Gil Boosidan on July 29, 2011. Mr. Shoval is the chief executive officer of Suspect Detection Systems Ltd., the Company's operating subsidiary, Mr. Krill is the Chairman of the Company and Mr. Boosidan is the Company's Chief Executive Officer and a director.

Pursuant to the agreements, the Company agreed to indemnify each of Messrs. Shoval, Krill and Boosidan to the fullest extent permitted by law for all expenses, costs, liabilities and legal fees which such individual may incur in the discharge of his duties to the Comany. Notwithstanding the foregoing, the person will not be entitled to any indemnification with respect to any claim arising directly or indirectly if, among others, (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, (ii) he gained any financial profit or other advantage to which he was not legally entitled, or (iii) payment by the Company is not permitted by applicable law.

For all the terms and conditions of the agreements, reference is hereby made to such agreements annexed hereto as Exhibits 10.21, 10.22, and 10.23.  All statements made herein concerning the foregoing agreements are qualified by references to said exhibits.

Section 9-Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibit No.	Description

10.21	Indemnification Agreement dated July 27, 2011, between Suspect Detection Systems Inc. and Shabtai Shoval

10.22	Indemnification Agreement dated July 29, 2011, between Suspect Detection Systems Inc. and Yoav Krill

10.23	Indemnification Agreement dated July 29, 2011, between Suspect Detection Systems Inc. and Gil Boosidan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSPECT DETECTION SYSTEMS INC.

By:       /s/ Gil Boosidan
Name:  Gil Boosidan
Title:    Chief Executive Officer

Date:  August 1, 2011